As filed with the Securities and Exchange Commission on May 17, 2007

Registration No. 333-138650

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-11
For Registration Under The Securities Act of 1933
of Certain Real Estate Companies

NY CREDIT CORP.
(Exact name of registrant as specified in its governing instruments)

230 Park Avenue, Suite 1160
New York, New York 10169
(212) 792-7880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William V. Adamski
Chief Executive Officer
230 Park Avenue, Suite 1160
New York, New York 10169
(212) 792-7880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	Randolph C. Coley, Esq. Tony W. Rothermel, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐ _ _

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The purpose of this Amendment No. 2 to the Registration Statement is solely to file certain exhibits to the Registration Statement as set forth below in the Exhibit Index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the shares of common stock registered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee — Securities and Exchange Commission		$24,610
NASD filing fee		23,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

All expenses in connection with the registration of the shares of common stock being registered hereby shall be borne by the registrant and are included in the table above.

Item 32.  Sales to Special Parties

None.

Item 33.  Recent Sales of Unregistered Securities

The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:

•	On November 8, 2006, NY Credit Trust sold 100 common shares of beneficial interest to Mr. Adamski, our chief executive officer, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Mr. Adamski returned a subscription agreement and an investor questionnaire sufficient for NY Credit Trust reasonably to conclude that he is an accredited investor.

•	On November 10, 2006, New York Life Insurance Company irrevocably agreed to purchase from our operating partnership prior to the consummation of this initial public offering an aggregate of 5,000,000 partnership units redeemable, under certain circumstances, for 5,000,000 shares of common stock on a one-for-one basis, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per unit purchase price of the partnership units sold and to be sold to New York Life Insurance Company is $10.00, for an aggregate offering price of approximately $50,000,000. New York Life Insurance Company returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer. To date, 8,394,344 OP units have been sold.

•	On November 10, 2006, an institutional third-party investor irrevocably agreed to purchase from our operating partnership up to 5,000,000 OP units redeemable, under certain circumstances, for 5,000,000 shares of common stock on a one for one basis, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per unit purchase price of the OP units sold and to be sold to this investor is $10.00, for an aggregate offering price of approximately $50,000,000. This investor returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that this investor was a qualified institutional buyer.

•	In connection with the commitment referenced above, on November 10, 2006, we issued to New York Life Insurance Company 2,500,000 OP units redeemable, under certain circumstances, for 2,500,000 shares of common stock, in exchange for its ownership interests in NY Credit Real Estate Fund I, L.P. (the predecessor of our operating company) pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The per unit price of the OP units issued was $10.00 per unit. New York Life Insurance Company returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer.

•	On November 10, 2006, we issued to ROKI LLC 2,500,000 OP units redeemable, under certain circumstances, for 2,500,000 shares of common, in exchange for its ownership interests in NY Credit Real Estate Fund I, L.P. (the predecessor of our operating company) pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The per unit price of the OP units issued was $10.00 per unit. ROKI LLC returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer.

•	On November 10, 2006, we issued to NY Credit Real Estate GP LLC 100,000 OP units redeemable, under certain circumstances, for 100,000 shares of common stock, in exchange for its ownership interests in NY Credit Real Estate Fund I, L.P. (the predecessor of our operating company) pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. NY Credit Real Estate GP LLC then distributed them to its member, BRK Management LLC. The per unit price of the OP units issued was $10.00 per unit. NY Credit Real Estate GP LLC returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was an accredited investor.

•	NY Credit Corp. was organized on April 10, 2007 as a corporation under the laws of the State of Maryland. On April 10, 2007, we sold 100 shares of common stock to Mr. Adamski, our chief executive officer, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The per share price of common stock was $10.00 per share. Mr. Adamski returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that he is an accredited investor.

•	On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp. On April 19, 2007, we sold 2,444,835 shares of common stock to Onex Corporation in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 144A thereunder. The per share price of the common stock was $10.00 per share. Onex Corporation returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer.

Subject to the terms and conditions set forth in the partnership agreement, after the first anniversary of the consummation of this offering, the holders of the OP units will have the right to require our operating partnership to redeem all or a portion of the OP units for cash in an amount equal to the value of their OP units. We may, in our sole and absolute discretion, elect to acquire some or all of the tendered OP units in exchange for shares of common stock based on an exchange ratio of one common share for each OP unit.

Item 34.  Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner through our wholly owned subsidiary, and our officers and directors are indemnified to the fullest extent permitted by law. See “NY Credit Operating Partnership LP — Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The foregoing summaries are necessarily subject to the complete text of the MGCL, our charter and bylaws, the indemnification agreements entered into between us and each of our directors and executive officers and our directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 35.  Treatment of Proceeds from Shares of Common Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.  Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits listed on the Exhibit Index following the signature page are included in this registration statement.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 37.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director or officer of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be bound by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17 day of May 2007.

NY CREDIT CORP.

By:	/s/ William V. Adamski
Name: William V. Adamski
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William V. Adamski William V. Adamski	Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2007

/s/ Edward J. Santoro Edward J. Santoro	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	May 17, 2007

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3	.1(a)*	Articles of Incorporation of NY Credit Corp.
3	.1(b)*	Form of Articles of Amendment and Restatement of NY Credit Corp.
3	.2*	Bylaws of NY Credit Corp.
4	.1**	Specimen Certificate for Shares of Common Stock
4	.2*	Registration Rights Agreement
4	.3*	First Amendment to the Registration Rights Agreement
5	.1**	Opinion of Venable LLP
8	.1**	Tax Opinion of Clifford Chance US LLP
10	.1*	Form of Fourth Amended and Restated Agreement of Limited Partnership of NY Credit Operating Partnership LP
10	.2**	NY Credit Corp. 2007 Equity Incentive Plan
10	.3**	Form of Restricted Share Award Agreement
10	.4*	Form of Amended and Restated Investment Advisory Management Agreement
10	.5**	Form of Indemnification Agreement
10	.6**	Master Repurchase Agreement dated as of February 9, 2006, between Greenwich Capital Financial Products, Inc. and NY Credit Funding I, LLC
21	.1**	List of Subsidiaries of NY Credit Corp.
23	.1**	Consent of Venable LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3***	Consent of Grant Thornton LLP with respect to NY Credit Operating Partnership LP and NY Credit Corp.
99	.1**	Consent of Robert Abrams
99	.2**	Consent of Joseph V. Green
99	.3**	Consent of John Malfettone

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.